COMPARISON OF CHANGE IN VALUE OF $10,000
INVESTMENT IN DREYFUS EMERGING LEADERS
FUND AND THE RUSSELL 2000 INDEX

EXHIBIT A:

                    DREYFUS
          RUSSELL   EMERGING
 PERIOD     2000    LEADERS
          INDEX *     FUND

9/29/95    10,000     10,000
11/30/95    9,954     12,195
2/29/96    10,523     13,537
5/31/96    11,758     15,392
8/31/96    10,888     14,609
11/30/96   11,598     16,323
2/28/97    11,845     17,146
5/31/97    12,577     18,303
8/31/97    14,041     21,103


*Source: Lipper Analytical Services, Inc.